Exhibit 99.1

For Immediate Release
Contact:	Michael A. Infante
V.P. Corporate Communications
United Community Banks, Inc.
Blairsville, Georgia 30512
706 745 2151
michael_infante@ucbi.com

United Community Banks, Inc. Elects John D. Stephens
To Board of Directors

Blairsville, GA - July 11, 2007 - United Community Banks, Inc. (Nasdaq: UCBI) today elected John D. Stephens to its holding company board of directors. Mr. Stephens is a lifelong resident of Gwinnett County and is the founder of John D. Stephens, Inc. and Stephens MDS, LP. He has been associated with the banking industry since 1986. He served as Chairman of the Board of First Bank of the South, which has joined United Community Banks.
“Our board has been invaluable in maintaining and improving the high performance of our company and its individual community banks,” said Jimmy Tallent, United Community Banks’ president and chief executive officer. “We are proud to add a person of John Stephens’ caliber to the United board. He certainly will continue the tradition of strong leadership and direction that our board has provided over the years.”
Commenting on his election to the board, Mr. Stephens expressed his excitement at being affiliated with United Community Banks at the board level. “United Community Banks is very unique in the banking industry,” he said. “It does not operate like one $8 billion dollar company, but 27 individual banks that focus on delivering financial products and services in a community banking environment, yet still have the resources of a much larger bank. Their board has been, and continues to be, very strong and committed to this mission. I look forward to working with them to build upon United’s success and growth.”

To accommodate the election of Mr. Stephens, United’s Board of Directors has adopted a resolution to increase the authorized number of directors from 11 to 12. The company’s bylaws allow for an authorized number of the directors to range between eight and fourteen.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $8 billion and operates 27 community banks with 109 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the NASDAQ Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.

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